                                  EXHIBIT 99.1

                       FORM OF INDUCEMENT OPTION AGREEMENT

THIS AGREEMENT is made as of the _____ day of _____, 2002

B E T W E E N:

            MOORE CORPORATION LIMITED, a corporation incorporated under the laws of Ontario, Canada

            (i)   ("Moore")

                                     - and -

            [EXECUTIVE NAME]

            (the "Executive")

RECITALS:

      Whereas as an inducement to enter into an employment relationship with Moore North America, Inc. and/or Moore, Moore granted to the Executive options (the "Options") to purchase up to [no. of shares] Series 1 Preference Shares in accordance with the terms and conditions set out in the resolution of the Board approving the grant of Options (the "Board Resolution") passed on December 11, 2000.

      And whereas at the Annual and Special Meeting of Shareholders held on April 18, 2002, the shareholders of Moore passed a resolution approving the amendment of the terms of the Options (the "Shareholders' Resolution") to (i) remove the cash-out provision; and (ii) replace the right to exercise each Option for one Series 1 Preference Share with the right to exercise each Option for one common share of Moore.

      And whereas the Board has passed a resolution approving the amendments of the Options in the manner contemplated in recital 2 above.

      And whereas the Parties have entered into this Option Agreement to reflect the amended terms of the Options.

THEREFORE, the Parties agree as follows:


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                                   ARTICLE 1
                                 INTERPRETATION

1.1   As used in this Option Agreement:

      "BOARD" means the Board of Directors of Moore;

      "BOARD RESOLUTION" shall have the meaning ascribed thereto in the recitals hereof;

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located at Toronto, Ontario and New York, New York are open for business during normal banking hours;

      "CHANGE OF CONTROL" shall mean any of the following: (i) (A) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Moore representing thirty percent (30%) or more of the total combined voting power of Moore's then issued and outstanding voting securities entitled to vote in the general election for directors by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acting in concert (other than Moore or its Subsidiaries or any employee benefit plan of either) (a "Person"), provided that, if a buyback of shares by Moore causes the Person to attain such limit, such limit shall not be deemed attained unless and until such Person acquires any such voting securities of Moore after the buyback that caused the level to be attained; (B) the amalgamation, merger or consolidation of Moore with any Person other than
      (a) an amalgamation, merger or consolidation which would result in the voting securities of Moore outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power (based on normal issue voting) of the voting securities of Moore or such surviving or parent entity outstanding immediately after such amalgamation, merger or consolidation in substantially the same proportion as immediately prior to such amalgamation, merger or consolidation; or (b) an amalgamation, merger or consolidation effected to implement a recapitalization of Moore (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (A) above; (C) the approval by the shareholders of Moore of any plan or proposal for the complete liquidation or dissolution of Moore; or (D) the sale or other disposition of all or substantially all of the assets of Moore other than the sale or other disposition of all or substantially all of the assets of Moore either (x) to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power (based on normal issue voting) of the voting securities of Moore at the time of the sale, or (y) in a manner such that after such sale or other disposition the ultimate parent entity of the acquirer is, directly or indirectly, owned (based on normal issue voting) at least fifty percent (50%) by shareholders who immediately prior to such transaction owned at least fifty percent (50%) of the voting power (based on normal issue voting) of Moore immediately prior to such transaction in materially the same proportion as owned by such


                                 Page 12 of 22
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      shareholders immediately prior to such transaction; or (ii) during any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with Moore to effect a transaction described in clause (i) or whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of Moore (as such terms are used in Rule 14a-11 under the Exchange Act)) whose election by the Board or nomination for election by Moore's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof. Only the first Change in Control after the date hereof shall be deemed a Change in Control hereunder;

      "COMMITTEE" means the Management Resources Committee of the Board or such other committee as the Board may appoint from time to time;

      "COMMON SHARES" means the common shares in the capital of Moore;

      "CURRENT MARKET VALUE" means, with respect to the Common Shares on any particular day, the closing price per Common Share on the immediately preceding trading day on the principal stock exchange on which the Common Shares are then listed (which shall be The Toronto Stock Exchange as long as the Common Shares are listed on such exchange), or, if not then so listed, shall be: (i) if the Common Shares are otherwise publicly traded, the fair market value of a Common Share on such date as determined in accordance with the method determined for such purpose by the Committee; or (ii) if the Common Shares are not otherwise publicly traded, the fair market value of a Common Share on such date shall be the fair market value of a Common Share on such date as determined by the Committee;

      "DATE OF GRANT" means December 11, 2000;

      "DISABILITY" means disability as interpreted in accordance with Moore's disability policies applicable to the Executive;

      "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended;

      "EXERCISE DATE" means the date on which the Option is exercised in accordance with the provisions of Article 4;

      "EXERCISE PRICE" means Cdn. $3.65 per Common Share as adjusted in accordance with the provisions of Article 5 and Article 6;

      "FISCAL YEAR" means each calendar year ending December 31;

      "NOTICE" shall have the meaning ascribed thereto in Article 12 hereof;

      "OPTIONS" shall have the meaning ascribed thereto in the recitals hereof;


                                 Page 13 of 22
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      "OPTION AGREEMENT" means this Option Agreement;

      "OPTION EXERCISE FORM" means the form of option exercise form attached as Schedule "A" hereto;

      "OPTION SHARES" has the meaning ascribed thereto in Section 2.1;

      "PARTIES" means Moore and the Executive, and "Party" means any one of them;

      "RETIREMENT" means retirement as interpreted in accordance with Moore's retirement policies applicable to the Executive;

      "SERIES 1 PREFERENCE SHARES" means the Series 1 Preference Shares in the capital of Moore;

      "SUBSIDIARY" means, with respect to Moore, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Moore, and (b) any partnership in which Moore has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%;

      "TERM" means the period of time commencing on the date hereof and expiring at the Time of Expiry; and

      "TIME OF EXPIRY" means the expiry time of the Options as determined pursuant to Article 3.

1.2 Time is of the essence in the performance of the Parties' respective obligations.

1.3 Unless otherwise specified, all references to money amounts are to Canadian currency.

1.4 The division of this Option Agreement into sections and the insertion of headings are for convenience of reference and shall not affect the interpretation hereof.

1.5 When used in this Option Agreement, the masculine gender includes the feminine and neutral genders and vice versa, and the singular includes the plural and vice versa, where the context so requires, and the terms "herein", "hereby", "hereunder", "hereof", "this Option Agreement" and similar provisions refer to this Option Agreement as a whole and not to any particular section or other portion hereof unless the context otherwise permits.

1.6 Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.


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1.7   Whenever any payment is to be made or action to be taken under this Option
      Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.8 This Option Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and there are no representations or warranties of any kind not contained herein. This Option Agreement supercedes all previous agreements and may not be amended or modified in any respect except by written instrument signed by the Parties and approved by The Toronto Stock Exchange.

1.9 The invalidity of any provision of this Option Agreement or any covenant herein contained shall not affect the validity of any other provision or covenant herein contained.

                                   ARTICLE 2
                         GRANTING OF OPTIONS AND VESTING

2.1 The Parties hereby acknowledge and agree that (i) the Options have been granted by Moore to the Executive pursuant to the terms and conditions contained in the Board Resolution; and (ii) the terms and conditions of the Options as contained in the Board Resolution were amended pursuant to a further resolution of the Board and approved pursuant to the Shareholders' Resolution as a result of which the Options are now subject exclusively to the terms and conditions contained in this Option Agreement and are exercisable only as provided in this Option Agreement.

2.2 Each Option entitles the Executive to purchase, at or prior to the Time of Expiry, one Common Share (collectively, the "Option Shares") at the Exercise Price per share, subject to the terms and conditions set forth herein.

2.3 Subject to Section 2.4: (i) none of the Options shall be vested or exercisable until the date that is one year following the Date of Grant;
      (ii) twenty-five percent (25%) of the Options shall become vested and exercisable, subject to the terms and conditions of this Option Agreement, on the date that is one year following the Date of Grant; and (iii) an additional twenty-five percent (25%) of the Options shall become vested and exercisable, subject to the terms and conditions of this Option Agreement, on each of the dates that is two years, three years and four years following the Date of Grant such that on December 11, 2004 all of the Options shall have become vested and exercisable.

2.4 All of the Options shall immediately be vested and fully exercisable upon the occurrence of any of the following events: (i) a Change of Control; or
      (ii) the termination of the Executive's employment by Moore as a result of the Executive's retirement, disability or death.

2.5 The Committee may, subject to regulatory approval if required, waive the limitations on exercisability set forth in Section 2.3 at any time in whole or in part based on such factors, if any, as the Committee shall determined in its sole discretion.


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2.6   The Executive and Moore acknowledge that the Options are non-qualified stock options for the purposes of United States income tax legislation.

2.7 Notwithstanding any other provision hereof, the number of Option Shares reserved for issuance to any one person shall not exceed 5% of the total issued and outstanding Common Shares at any given time.

                                   ARTICLE 3
                      TERM, TERMINATION AND TIME OF EXPIRY

3.1 This Option Agreement shall terminate, and the Options shall expire and become null and void, on the earliest to occur of:

      (i)   5:00 p.m. (Toronto time), on December 11, 2010;

      (ii) the termination of the Executive's employment by Moore for any reason other than retirement, disability or death;

      (iii) the date which is one year following the termination of the Executive's employment with Moore as a result of retirement or disability (the terms "retirement" and "disability" shall be interpreted in accordance with the Moore retirement and disability policies applicable to the Executive);

      (iv) the date which is one year following the Executive's death (whether or not the Executive continued to be employed by Moore at the time of his or her death).

                                   ARTICLE 4
                               EXERCISE OF OPTIONS

4.1 The Executive may exercise the Options at any time or from time to time during the Term, in whole or in part by submitting to Moore a fully executed Option Exercise Form, accompanied by payment in full by the Executive to Moore of the applicable Exercise Price for the Option Shares to be purchased in connection with such Option exercise either: (i) in cash; (ii) by certified cheque or bank draft; (iii) through a procedure whereby the Executive delivers irrevocable instructions to a broker approved by the Committee to deliver promptly to Moore an amount equal to the applicable Exercise Price either upon exercise or sale, as approved by the Committee; or (iv) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Options). No Common Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon any such exercise, Moore shall forthwith cause certificates registered in the name of the Executive representing the aggregate number of the Common Shares as the Executive shall have then validly exercised Options to acquire to be delivered to the Executive.

4.2 If upon the exercise of Options pursuant to Section 4.1, no further Option Shares remain available for issuance under this Option Agreement, the Executive shall, at the time of delivery of the Option Exercise Form, also deliver to Moore this Option Agreement.


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4.3   No fractional shares shall be issued upon exercise of Options.

4.4 The Options may be exercised at any time or from time to time as aforesaid during the Term and, at the Time of Expiry, the Options and this Option Agreement shall expire and terminate. The Options may be exercised, and are exercisable, only to the extent permissible in accordance with applicable law. For greater certainty from and after the Time of Expiry, the Options and this Option Agreement and the rights represented hereby shall be void and of no effect.

4.5 Nothing herein contained or done pursuant hereto shall obligate the Executive to purchase or pay for, or obligate Moore to issue, any Option Shares except those Option Shares in respect of which the Executive shall have validly exercised the Option to purchase hereunder and in the manner herein provided.

4.6 Moore covenants and agrees that all the Common Shares which may be issued upon the valid exercise of the Options will, upon issuance, be duly authorized, validly issued and non-assessable and free from all pre-emptive rights of any shareholder in connection with such exercise but subject to any legend requirements or other restrictions imposed by applicable law. Moore further covenants and agrees that, during the period within which the Options may be exercised, Moore will at all times have authorized and reserved, for the purpose of issue upon exercise of the Options, a sufficient number of authorized but unissued Common Shares when and as required to provide for the exercise of the Options.

4.7 The Executive shall have full ownership rights with respect to each Common Shares that is the subject of an Option upon the occurrence of, and shall not be deemed for any purpose to be the owner of any Common Share that is the subject of an Option until, (i) such Common Share shall have been issued in accordance with this Option Agreement; (ii) all requirements under applicable law and regulations with respect to such exercise shall have been complied with to the satisfaction of Moore; and (iii) Moore shall have issued and delivered such Common Share to the Executive.

                                   ARTICLE 5
                                CORPORATE CHANGES

5.1 The existence of the Options shall not affect in any way the right or power of Moore or the shareholders of Moore to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of Moore, or any merger, amalgamation, arrangement, or consolidation of Moore, or any issue of Common Shares or Series 1 Preference Shares, or any issue of bonds, debentures, preferred or prior preference stock ahead of or allocating the Common Shares or rights thereof, or the dissolution or liquidation of Moore, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

5.2 The number of Common Shares which may be purchased upon exercise of an Option shall be subject to adjustment from time to time upon the occurrence of any of the events set out


                                 Page 17 of 22
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      below (each, a "Corporate Change") and in the manner provided as follows.
      In the event of:

      (a) any subdivision, redivision or change of the Common Shares at any time prior to the Time of Expiry into a greater number of Common Shares, Moore shall deliver, at the time of any exercise thereafter of the Option Agreement, such additional number of Common Shares as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made immediately prior to the date of such subdivision, redivision or change on delivery of an amount, in accordance with Article 4, as adjusted to reflect such subdivision, redivision or change and the Exercise Price per Common Share shall be correspondingly reduced; or

      (b) any consolidation or change of the Common Shares at any time prior to the Time of Expiry into a lesser number of Common Shares, then the number of shares deliverable by Moore on any exercise thereafter of the Option Agreement shall be reduced to such number of Common Shares as would have resulted from such consolidation or change if the exercise of the Option Agreement had been made immediately prior to the date of such consolidation or change on delivery of an amount, in accordance with Article 4, as adjusted to reflect such consolidation or change and the Exercise Price per Common Share shall be correspondingly increased.

5.3 Except as hereinbefore expressly provided, the issue by Moore of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or labour or service, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of Moore convertible into such shares or other securities, shall not affect, and/or an adjustment by reason thereof shall not be made with respect to the number or price of Common Shares issuable on exercise of the Option.

5.4 If any change in the outstanding Common Shares or any other event occurs as to which the other provisions of this Section 5 are not strictly applicable or, if strictly applicable, would not fairly protect the purchase rights of the Executive in accordance with such provisions, then the Board shall make an adjustment in the number or class of shares available under the Option Agreement, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Executive, upon exercise for the same aggregate Exercise Price, the total number, class and kind of shares as it would have owned had the Option Agreement been exercised immediately prior to the event and had it continued to hold such shares until after the event requiring adjustment.

                                   ARTICLE 6
                                   ADJUSTMENTS

6.1   For the purposes of Article 5:

      (a) Any adjustment shall be made successively whenever Corporate Change shall occur, subject to the following provisions:


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            (i)   all calculations shall be made to the nearest Common Share;

            (ii) no adjustment shall be made in the number of Common Shares which may be subscribed for upon exercise of the Option Agreement unless it would require a change of at least one whole Common Share;

            (iii) any adjustments made shall be determined by the Committee and such determination shall be final and conclusive.

                                   ARTICLE 7
                                 WITHHOLDING TAX

Moore shall have the right to deduct from all amounts paid in cash, or to otherwise require, prior to the issuance or delivery of any Common Shares, payment by the Executive of any taxes required by law to be withheld. In the case of payments in the form of Common Shares, the Executive shall be required to pay to Moore the amount of any taxes required to be withheld with respect to such shares; in lieu thereof, Moore shall have the right to sell without notice or to permit the Executive to elect to have Moore sell, a sufficient number of shares to cover the amount required to be withheld, or to withhold any such amount from the Executive's salary. Any fraction of a Common Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Executive.

                                   ARTICLE 8
                          NO VOTING OR DIVIDEND RIGHTS

Nothing contained in this Option Agreement shall be construed as conferring upon the Executive the right to vote or to consent or to receive notice as a shareholder of Moore or any other matters or any rights whatsoever as a shareholder of Moore. No dividends or interest (if any) shall be payable or accrued in respect of the Options or the interest represented hereby or the Common Shares purchasable hereunder until, and only to the extent that, the Options shall have been exercised.

                                   ARTICLE 9
                               NON-TRANSFERABILITY

The Options and this Option Agreement shall not be transferable or assignable by the Executive otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Executive only by the Executive or his or her legal guardian or representative and after death only by the Executive's legal representative. No assignments or transfers of the Options and this Option Agreement, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right whatsoever in any assignee or transferee and, immediately upon any assignment or transfer or attempt to assign or transfer, the Options and this Option Agreement will terminate and be of no further force or effect.


                                 Page 19 of 22
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                                   ARTICLE 10
                               FURTHER ASSURANCES

Moore and the Executive shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Option Agreement and each of Moore and the Executive shall provide such further documents or instruments as may be reasonably necessary or desirable to effect the purpose of this Option Agreement and to carry out its provisions.

                                   ARTICLE 11
                                     NOTICES

Any notice or other writing required or permitted to be given under this Option Agreement or for the purposes of this Option Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such
Party:

      (a)   in the case of a Notice to Moore at:

            Moore Corporation Limited
            One Canterbury Green
            Stamford, CT 06901

            Attention: General Counsel
            Fax: (203) 406-3856

      (b)   in the case of a Notice to the Executive, at:

            [Executive Name]
            [Street Address]
            [City, State  Zip Code]

            [Fax Number]

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.


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                                   ARTICLE 12
                                  GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

IN WITNESS WHEREOF this Option Agreement has been executed as of the date first written above.

MOORE CORPORATION LIMITED


By:
    -------------------------------------
    Name: Jennifer O. Estabrook
    Title: Senior Vice President, General
    Counsel & Assistant Secretary

SIGNED, SEALED & DELIVERED
In the presence of:


------------------------------------          ----------------------------------
              Witness                                   [Executive Name]


                                 Page 21 of 22
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                                  SCHEDULE "A"

                            MOORE CORPORATION LIMITED

                              OPTION EXERCISE FORM

            (ii)  TO: Moore Corporation Limited (the "Corporation")

1. Defined terms have the meaning set out in the Option Agreement executed between the Corporation and ________________ (the "Executive") dated as of April 18, 2002.

2. The undersigned Executive hereby subscribes for __________ Common Shares of the Corporation (or such number of Common Shares or other securities or property to which such subscription entitles the undersigned in lieu thereof or in addition thereto under the provisions of the Option Agreement) pursuant to the Option Agreement at Cdn. $3.65 per Common Share prior to 5:00 p.m. on the Time of Expiry (or the adjusted dollar amount per Common Share at which the undersigned is entitled to purchase such Common Shares under the provisions of the Option Agreement) on the terms specified in the Option Agreement.

      DATED this __ day of _____________,        .


      --------------------------------
       [Executive Name]


                                 Page 22 of 22